INVESTMENT BANKING AGREEMENT


M Power Entertainment ("MPWE") hereby retains the services of Northern Hills, Inc. dba Santa Fe Capital Group ("SANTA FE") on a non-exclusive basis to raise up to approximately $12,500,000 in the form of two fundings: (a) up to a $2,500,000 mezzanine capital funding round to be used for working capital purposes and (b) a $10,000,000 convertible debenture or private equity line or standby equity distribution agreement ("SEDA"); both fundings to be known hereafter as the "Equity Fundings".

MPWE is seeking the experience of SANTA FE and MPWE does not hold SANTA FE responsible in any manner for raising $12,500,000 Equity Fundings.

SANTA FE has experience in raising angel capital and quite a few of its angel group (of approximately 50 former entrepreneurs) come from the media and entertainment industries, and are still active as the Internet and the mobile marketplace become more content and advertising driven. SANTA FE believes that some of its angel investors may want to become advisors to MPWE and use their rolodexes to open doors for MPWE into their world of entertainment and communications.

The convertible debenture funding would take the form of a five to seven year term loan bearing interest at an estimated prime plus 2% fully convertible into MPWE's stock at any time or from time to time with a small warrant kicker, estimated at no more than twenty (20%) percent coverage. The SEDA would take the form of a two year equity line with draw-down rights every two weeks of $250,000 per draw-down.

SANTA FE shall receive its fees from MPWE only on investors that SANTA FE introduces to MPWE and who actually invest. MPWE has the right to refuse an investment from any investor brought to MPWE by SANTA FE.

SANTA FE shall not act as MPWE's agent and SANTA FE will not represent to others that it is MPWE's agent, and any material that SANTA FE prepares for MPWE shall remain MPWE's property. MPWE is under no obligation to accept any offer for investment brought to MPWE by SANTA FE. SANTA FE cannot and will not control any decisions made by MPWE management, including the acceptance of investors or lenders brought to MPWE by SANTA FE. The parties agree that SANTA FE shall proceed with its efforts to raise capital for MPWE

MPWE agrees to pay or cause to be paid to SANTA FE a fee equal six and one-half (6.5%) percent of the Equity Fundings raised for MPWE and MPWE agrees to issue to SANTA FE six and one-half (6.5%) percent of the shares of MPWE common stock and warrants purchased by investors in the Equity Fundings. Fee payments shall be made by over-nighted checks or wire transfer within two (2) days of MPWE receiving the investors' or lenders' checks or wire transfers.

SANTA FE agrees to hold its equity interests issue-able hereby under the same terms and conditions that the investors hold theirs

The term of this Agreement shall be for a period of five (5) ) months, although it can be extended by either party by giving ten (10) days notice in writing; or it can be terminated at any time for cause, such as malfeasance, misfeasance or the perception of lack of best efforts being applied. The Agreement can be terminated by either party for any reason by giving ten (10) days notice to the other party. In the event after termination in writing, MPWE continues to utilize SANTA FE's finder services or agrees to meet with new investors introduced by SANTA FE and not previously known to MPWE, then this Agreement shall continue to apply to such new investors should they provide Funding during the one year period following the term of this Agreement. Once terminated, neither party will have an obligation to the other party.

MPWE agrees to pay SANTA FE a monthly retainer for four (4) months of $2,500 a month, or $10,000 in the aggregate. The first payment of $2,500 shall be made upon the signing of this Agreement. Further, MPWE agrees to reimburse SANTA FE's out-of-pocket expenses going forward, including, but not limited to, postage, courier, telephone, production of the Funding Memorandum and faxes, not to exceed U.S. three hundred dollars ($300) per month, of which travel expenses may not be incurred without prior written approval by MPWE. SANTA FE will itemize all of its expenses in a monthly invoice and MPWE agrees to reimburse SANTA FE within ten (10) days of receipt by MPWE.

By signing this Agreement, SANTA FE and MPWE each agree to hold in confidence information provided to the other party that is not publicly-available. The agreement to hold information confidential will be maintained for two years from the date below. This Agreement is a document that will be maintained in confidence under the terms herein. MPWE recognizes the need on the part of SANTA FE to show information about MPWE to prospective investors, and so long as MPWE has approved the information to be shown, SANTA FE has permission to do so.

In the event of any dispute between MPWE and SANTA FE, MPWE and SANTA FE agree
that it shall be resolved through arbitration in Houston, TX      under the
regulations of the American Arbitration Association, within ninety (90) days following termination of this Agreement. Any award rendered shall be final and conclusive upon the parties. This Agreement shall be construed under the laws of the State of Texas.


AGREED TO AND ACCEPTED BY:

/s/ David Silver
______________________________
Northern Hills, Inc.
Dba Santa Fe Capital Group
By: David Silver
President
600 E. Fairview Lane
Espanola, NM 87532
505-753-0343
www.sfcapital.com



/s/ Gary F. Kimmons                     August 19, 2005
______________________________         ______________________
                                        Date
Gary F. Kimmons
CEO
M Power Entertainment, Inc.